Exhibit 99.1
Grubb & Ellis Company
1551 N. Tustin Avenue, Suite 200
Santa Ana, CA 92705
714.667.8252 main
714.667.6860 fax
www.grubb-ellis.com
news release
for immediate release

Contact:	Janice McDill
Phone:	312.698.6707
Email:	janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Declares Preferred Stock Dividend
SANTA ANA, Calif. (Dec. 11, 2009) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, announced today that its board of directors has declared a dividend of $1.8333 per share on the company’s 12% Cumulative Participating Perpetual Convertible Preferred Stock to stockholders of record as of Dec. 21, 2009.
The dividend is for the period from Nov. 6, 2009, the initial offering date of the shares, to Dec. 31, 2009 and is payable on Dec. 31, 2009.
About Grubb & Ellis Company
Named to The Global Outsourcing 100™ in 2009 by the International Association of Outsourcing Professionals™, Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies in the world. Our 6,000 professionals in more than 130 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including public non-traded real estate investment trusts (REITs), tenant-in-common (TIC) investments suitable for tax-deferred 1031 exchanges, mutual funds and other real estate investment funds. For more information, visit www.grubb-ellis.com.
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